Exhibit 99.1

News Release

Contact:	Investors and Analysts: Cameron Hopewell, CCA at (615) 263-3024

Financial Media: Dave Gutierrez, Dresner Corporate Services at (312) 780-7204

CCA BOARD CHAIRMAN JOHN FERGUSON TO RETIRE IN 2016

NASHVILLE, Tenn. – February 25, 2015 – CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s largest owner of partnership correctional and detention facilities, announced today that chairman, John D. Ferguson, has informed the company of his decision to retire from the Board of Directors and not stand for re-election at the annual meeting of the Company’s stockholders in 2016. Mr. Ferguson, who will stand for re-election at the Company’s May 14, 2015 annual meeting of stockholders, plans to continue to serve as chairman to allow an orderly transition and provide the necessary time to consider a successor.

Mr. Ferguson has served as a director since he joined CCA in August 2000 as president and chief executive officer. In July 2008, he was appointed chairman of the Company’s Board of Directors and continued as chief executive officer until October 2009.

“In the nearly eight years that I have served as chairman, CCA has continued to strengthen its position as a leader in partnership corrections. Throughout that time, my colleagues on the board and I have worked to ensure that CCA’s strategic planning focuses on maximizing stockholder value,” said Mr. Ferguson. “CCA is well positioned to continue to provide solutions to new and existing government partners, which makes this an opportune time to bring in new leadership at the board level.”

“On behalf of myself and the entire company, we extend our sincere appreciation to John for his dedication and service to CCA,” said Damon Hininger, CCA’s chief executive officer. “During his tenure as CEO, John was instrumental in the financial restructuring of the company and put CCA on a path of meaningful growth by investing in new capacity and solutions to meet the ever-changing needs of our government partners. John’s leadership as chairman of the Board has served to further build on his immeasurable contributions to CCA and we congratulate him on his well-earned retirement.”

About CCA

CCA, a publicly traded real estate investment trust (REIT), is the nation’s largest owner of partnership correction and detention facilities and one of the largest prison operators in the United States. Following the completion of our previously announced development projects, we will own or control 51 correctional and detention facilities, with a design capacity of approximately 71,000 beds, and manage 12 additional facilities owned by our government partners with a total design capacity of over 15,000 beds, in 19 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing residential, community re-entry and prisoner transportation services

10 Burton Hills Blvd., Nashville, Tennessee 37215

for governmental agencies. In addition to providing fundamental residential services, our facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare offenders for their successful re-entry into society upon their release.

FORWARD-LOOKING STATEMENTS

This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy, and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including, but not limited to, sufficient governmental appropriations, contract compliance and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) changes in government policy and in legislation and regulation of the corrections and detention industry that affect our business, including but not limited to, California’s continued utilization of out of state private correctional capacity, and the impact of any changes to immigration reform and sentencing laws; (vi) our ability to meet and maintain REIT qualification status; and (vii) increases in costs to construct or expand correctional and other facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

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